Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the consolidated financial statements of Atkore International Group Inc. and subsidiaries dated March 4, 2016 (May 31, 2016 as to the effects of the common stock split discussed in Note 21) appearing in the Registration Statement on Form S-1 (No. 333-209940).

/s/ Deloitte & Touche LLP

Chicago, Illinois

June 15, 2016